Exhibit 99.1

TICC Declares Third Quarter 2005 Dividend of $0.25 per Share and Reports Financial Results for the Quarter Ended June 30, 2005

GREENWICH, CT – 08/04/2005 – Technology Investment Capital Corp. (NASDAQ: TICC) announced today that its Board of Directors has declared a dividend of $0.25 per share for the third quarter of 2005.

The dividend is payable as follows:

•	Payable Date: September 30, 2005

•	Record Date: September 10, 2005

•	Ex Date: September 8, 2005

In addition, TICC announced today its financial results for the quarter ended June 30, 2005.

HIGHLIGHTS

•	We recorded net investment income of $3,290,552, or $0.25 per share for the second quarter.

•	Investment activity for the second quarter amounted to $37.5 million, and consisted of 3 investments in new portfolio companies and 2 drawdowns on commitments to existing portfolio companies.

•	$6 million investment in senior unsecured notes and a $2 million investment in common stock issued by Falcon Communications, Inc.

•	$5 million investment in senior secured notes issued by Climax Group Inc., and warrants issued by its parent, Climax Group Limited, which also serves as a guarantor of the senior secured notes.

•	$13.5 million investment in senior secured notes with warrants issued by Willow CSN Incorporated.

•	$6 million investment in additional senior secured notes with warrants issued by The Endurance International Group.

•	$5 million investment in additional senior secured notes with warrants issued by Exact Advertising, LLC.

•	At June 30, 2005, the weighted average yield of our debt investments (excluding cash equivalents) was approximately 10.6%.

•	On May 18, 2005 we entered into an uncommitted $35 million senior secured revolving credit facility with HVB Group (Bayerische Hypo-Und Vereinsbank, A.G.), as administrative agent and a lender. The facility will supplement our equity capital and provide funding for additional portfolio investments, as well as general corporate purposes. As of June 30, 2005 we had not borrowed under this facility.

We will host a conference call to discuss our second quarter results today, August 4th at 10:00 AM EDT. Please call 877-407-8031 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-660-6853, the account number is 286 and the access code is 161742.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2004, our Form 10-Q for the quarter ended March 31, 2005, and subsequent reports on Form 10-Q as they are filed, each of which are available on the SEC's website at www.sec.gov.

TECHNOLOGY INVESTMENT CAPITAL CORP.
BALANCE SHEET

ASSETS
	June 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
ASSETS
Investments, at fair value (cost: $146,930,982 @ 6/30/05; $82,124,730 @ 12/31/04)	$146,930,982	$82,124,730
Cash and cash equivalents	50,200,654	57,317,398
Cash and cash equivalents pledged to creditors	19,991,000	0
Interest receivable – debt investments	1,047,195	489,431
Interest receivable – cash and cash equivalents	7,614	7,538
Prepaid expenses	73,845	102,696
Other assets	298,109	460,666
TOTAL ASSETS	$218,549,399	$140,502,459
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accrued expenses	$1,382,052	$940,922
Accrued offering expenses	0	300,000
Repurchase agreement	19,592,453	0
Securities purchased not settled	13,500,000	0
Total Liabilities	34,474,505	1,240,922
STOCKHOLDERS' EQUITY
Common stock, $0.01 par value, 100,000,000 shares authorized, and 13,392,304 and 10,157,848 issued and outstanding, respectively	133,923	101,578
Capital in excess of par value	182,618,330	139,410,302
Accumulated net investment income (loss)	1,322,641	(250,343)
Total Stockholders' Equity	184,074,894	139,261,537
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$218,549,399	$140,502,459
Net Asset Value per Share	$13.74	$13.71

TECHNOLOGY INVESTMENT CAPITAL CORP.
STATEMENT OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
INVESTMENT INCOME
Interest income – debt investments	$3,662,922	$926,142	$6,857,434	$1,103,139
Interest income – cash and cash equivalents	290,003	237,316	635,115	523,506
Other income	766,064	80,000	1,456,269	530,000
Total Investment Income	4,718,989	1,243,458	8,948,818	2,156,645
EXPENSES
Salaries and benefits	102,341	51,800	191,451	98,138
Investment advisory fees	934,839	689,767	1,734,483	1,378,949
Professional fees	221,500	117,588	629,858	201,894
Insurance	25,232	20,020	50,000	40,040
Directors' fees	32,250	38,250	64,500	70,500
Transfer agent and custodian fees	15,686	20,481	48,336	41,787
General and administrative	96,589	30,493	134,228	95,875
Total Expenses	1,428,437	968,399	2,852,856	1,927,183
NET INVESTMENT INCOME	$3,290,552	$275,059	$6,095,962	$229,462
NET INCREASE IN STOCKHOLDERS' EQUITY RESULTING FROM OPERATIONS	$3,290,552	$275,059	$6,095,962	$229,462
Net increase in stockholders' equity resulting from operations per common share:
Basic and Diluted	$0.25	$0.03	$0.47	$0.02
Weighted average shares of common stock outstanding:
Basic and Diluted	13,324,188	10,044,459	12,886,140	10,022,279

TECHNOLOGY INVESTMENT CAPITAL CORP.
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Per Share Data
Net asset value at beginning of period	$13.69	$13.69	$13.71	$13.80
Net investment income	0.25	0.03	0.47	0.02
Net realized and unrealized gains(1)	0.00	0.00	0.01	0.00
Distributions from net investment income	(0.20)	(0.11)	(0.34)	(0.21)
Effect of shares issued, net of offering expenses	0.00	0.00	(0.11)	0.00
Net asset value at end of period	$13.74	$13.61	$13.74	$13.61
Per share market value at beginning of period	$14.95	$14.59	$15.01	$15.55
Per share market value at end of period	14.80	13.51	14.80	13.51
Total return(2)(3)	0.3%	(6.6%)	0.9%	(11.8%)
Shares outstanding at end of period	13,392,304	10,092,712	13,392,304	10,092,712
Ratios/Supplemental Data
Net assets at end of period	$184,074,894	$137,407,146	$184,074,894	$137,407,146
Average net assets	$182,402,405	$137,860,850	$174,888,648	$137,776,019
Ratio of expenses to average net assets – annualized	3.13%	2.81%	3.26%	2.80%
Ratio of net investment income to average net assets − annualized	7.22%	0.80%	6.97%	0.33%

(1)	Represents rounding adjustment to reconcile change in net asset value per share; there were no actual realized or unrealized gains or losses for the periods presented.

(2)	Amount not annualized.

(3)	Total return equals the increase/decrease of the ending market value per share plus dividends divided by the beginning market value per share.

About Technology Investment Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.